Exhibit 99.2

Discovery Labs Changes Name to Windtree Therapeutics, Inc. (NASDAQ: WINT)

Corporate Rebranding Initiative Reflects New Direction for Company

WARRINGTON, PA – April 18, 2016 – Discovery Laboratories, Inc. (Nasdaq: DSCO), a biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases, today announced that it has changed its corporate name to Windtree Therapeutics, Inc. and will trade under the Nasdaq symbol “WINT”  effective at market open on Tuesday, April 19, 2016.

“Today marks a new direction in the pursuit of our mission to save and improve lives, beginning with the care of the most fragile of patients – premature infants.  As we look to the future, it seems only fitting that recent changes in our leadership and approach be coupled with a name and image most reflective of our laser focus on respiratory disease, our commitment to patients, and our determination to build a valuable venture,” commented Craig Fraser, Chief Executive Officer. “We believe this rebranding effort will allow us to better convey our focus and vision for the Company and for our products, as well as reflect the fresh, new direction we are taking the Company.”

The name Windtree brings to mind a number of impressions that resonate strongly within the respiratory space.  “Wind” signifies breath, air and motion, while reinforcing the ideas of dynamism and change.  “Tree” signifies the lungs, long life, strength, and growth.  The bringing together of the two words is intended to capture the energy and character of this unique Company as it begins an important new phase of its evolution.

The Company has also launched a new website, www.windtreetx.com, which provides a clearer overview of its platform technologies and vision for the future.  The Company has also established a presence on Twitter (@Windtreetx) and other social media platforms.  The Company intends to use these assets along with traditional means of disclosure to increase transparency and connectivity with investors and the medical community.

Windtree Therapeutics’ Lead Program – AEROSURF®

Windtree’s lead product candidate is AEROSURF®, a novel, investigational drug/device product that combines the Company's proprietary KL4 surfactant and aerosolization technologies.  AEROSURF is being developed to potentially reduce or eliminate the need for endotracheal intubation and mechanical ventilation in the treatment of premature infants with respiratory distress syndrome (RDS).  A phase 2b clinical trial in up to 240 premature infants was initiated late last year to study AEROSURF in premature infants 26 to 32-week gestational age receiving nasal continuous positive airway pressure (nCPAP) for RDS, compared to infants receiving nCPAP alone.  The phase 2b trial is a global trial with clinical sites in North America, Europe and Latin America. The Company remains on track to complete enrollment in this trial by the end of 2016 and release top-line results in the first quarter of 2017.

About Windtree Therapeutics

Windtree Therapeutics, Inc. is a clinical-stage biotechnology company focused on developing novel surfactant therapies for respiratory diseases and other potential applications. Windtree proprietary technology platform includes a synthetic, peptide-containing surfactant (KL4 surfactant) that is structurally similar to endogenous pulmonary surfactant — and novel drug-delivery technologies being developed to enable noninvasive administration of aerosolized KL4 surfactant. Windtree is focused initially on improving the management of respiratory distress syndrome (RDS) in premature infants and believes that its proprietary technology may make it possible, over time, to develop a pipeline of KL4 surfactant product candidates to address a variety of respiratory diseases for which there are few or no approved therapies.

For more information, please visit the Company’s website at www.windtreetx.com.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties, including those affecting Windtree Therapeutics’ ability successfully to secure required additional capital when needed, complete its development programs, secure regulatory approvals for its product candidates in the U.S. and abroad, and realize the potential value and benefits of its RDS product portfolio, are described in its filings with the Securities and Exchange Commission, including its most recent reports on Forms 10-K, and any amendments thereto. Any forward-looking statement in this release speaks only as of the date on which it is made. Windtree Therapeutics assumes no obligation to update or revise any forward-looking statements.

Contact Information:

John Tattory, Senior Vice President and Chief Financial Officer: 215.488.9418 or jtattory@discoverylabs.com